Beneficial Owner	Options Contracts	Sell to Open or Buy to Close	Number of Contracts	Transaction Date	Price per Contract (including commission)	How Effected
Wasatch Long/Short Fund	Silicon Graphics International Corp. Call Opt. $15 120317		777	3/17/2012	0.00	Expired
Wasatch Long/Short Fund	Silicon Graphics International Corp. Call Opt. $15 120317		425	3/17/2012	0.00	Expired
Wasatch Long/Short Fund	Silicon Graphics International Corp. Call Opt. $15 120317		198	3/17/2012	0.00	Expired
Wasatch Long/Short Fund	Silicon Graphics International Corp. Call Opt. $15 120317		600	3/17/2012	0.00	Expired